Ten Stix Acquires Scalecars.com from Former Ferrari Driver

           - Company to Capitalize on First Motor Sports Acquisition -

Scottsdale, Ariz.--December 2, 2004--David Keaveney, CEO of Ten Stix Inc. (OTCBB: TNTI), announced today that its wholly-owned subsidiary, Scottsdale Diecast Inc., has purchased the assets of Scalecars Ltd. from former Ferrari Challenge driver, Ron Adams, which acquisition closed on November 24, 2004.

     Keaveney stated, "The acquisition includes the website www.scalecars.com, all inventory items, customer lists, and furniture and fixtures at its retail location in Scottsdale, AZ". Scalecars.com is based in Scottsdale Arizona, devoted to selling die cast scale cars and motor sports accessories. Scalecars.com was formed in late 1999 by former Ferrari Challenge Driver, Ron Adams who drove the #64 Ferrari 360 Modena in the North American Ferrari Challenge Series. Car #64 is pictured on the company's website at www.scalecars.com

     Scalecars.com has a retail location at 16055 North Dial Blvd, Suite 5 in Scottsdale, AZ and maintains an inventory of over 2,400 die cast car models from the early Deuce Coupe to the Ferrari Enzo, as well as racing related clothing and driver signature series.

     "We are obviously thrilled about the acquisition of the Scalecars operation", stated Keaveney. "We've implemented several changes at www.scalecars.com which provides for quick updating of our new products as well as sales or special events". Keaveney continued, "With the holiday buying season upon us, we've been diligent with marketing, advertising, product selection and customer retention. We anticipate an exciting holiday season. I encourage every shareholder to log on to www.scalecars.com and browse our vast inventory". Keaveney went on to say, "Ten Stix is successfully executing its new strategic plan with the acquisition of Scalecars. As we develop and expand this company, we'll continue to look for new products, services and complimentary businesses to help build solid shareholder value."

     For further information about Ten Stix, its subsidiaries or its acquisition program, please contact David Keaveney at 480-419-8607 or via e-mail at dkeaveney@cox.net This news release may include forward-looking statements within the meaning of section 27A of the United States Securities Act of 1933, as amended, and section 21E of the United States Securities and Exchange Act of 1934, as amended, with respect to achieving corporate objectives, developing additional project interests, the company's analysis of opportunities in the acquisition and development of various project interests and certain other matters. These statements are made under the "Safe Harbor" provisions of the United States Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements contained herein.